Exhibit 99.3

TransMontaigne Partners L.P.
Unaudited Pro Forma Combined Financial Statements

Introduction

Our unaudited pro forma combined statement of operations for the year ended December 31, 2006 assumes that the following transactions occurred on January 1, 2006:

•                  The acquisition of the Brownsville, Texas terminaling operations, 12 terminaling operations along the Mississippi and Ohio rivers, and the Baton Rouge, Louisiana dock facility (collectively, the “Acquired Operations”) from TransMontaigne Inc. for $135 million; and

•                  Borrowings under our amended and restated senior secured credit facility of $135 million to the finance the Acquired Operations and $2.6 million of deferred debt issuance costs to amend and restate our credit facility.

The accompanying pro forma combined statement of operations should be read together with the historical consolidated financial statements of TransMontaigne Partners L.P., which are included in the Annual Report on Form 10-K for the year ended December 31, 2006 that was filed with the Securities and Exchange Commission on March 16, 2007.  The accompanying pro forma combined statement of operations was derived by adjusting the historical consolidated statement of operations of TransMontaigne Partners L.P.  The pro forma combined statement of operations is based on currently available information and certain estimates and assumptions that we believe are reasonable under the circumstances.  The pro forma results of operations are not necessarily indicative of the results of future operations and, therefore, the actual results of operations in the future may differ from the pro forma results of operations.

The acquisition of the Acquired Operations from TransMontaigne Inc. has been recorded at carryover basis in a manner similar to a reorganization of entities under common control.  Therefore, the results of operations of the Acquired Operations are included in the historical consolidated statement of operations of TransMontaigne Partners L.P. from September 1, 2006 (the date of acquisition by Morgan Stanley Capital Group Inc. of TransMontaigne Inc., including our general partner).  The results of operations of the Acquired Operations for the period January 1, 2006 through August 31, 2006 are presented separately in the accompanying unaudited pro forma combined statement of operations.

The accompanying unaudited pro forma combined statement of operations does not give effect to any anticipated cost savings or other financial benefits expected to result from the acquisition of the Acquired Operations.

TransMontaigne Partners L.P.
Unaudited Pro Forma Combined Statement of Operations
Year ended December 31, 2006
(in thousands, except per unit amounts)

	TransMontaigne Partners L.P.	Acquired Operations	Adjustments		Pro Forma
Revenues	$56,785	$18,354	1,772	(a)	$79,125
			2,214	(b)
Direct operating costs and expenses	(26,191)	(10,364)	(400	)(b)	(36,955)
Direct general and administrative expenses	(6,453)	—	—		(6,453)
Allocated general and administrative expenses	(4,487)	(2,334)	—		(6,821)
Allocated insurance	(1,215)	(431)	—		(1,646)
Depreciation and amortization	(9,188)	(2,900)	(656	)(c)	(12,744)
Operating income	9,251	2,325	2,930		14,506
Other income (expense):
Interest income	37	—	—		37
Interest expense	(3,356)	—	(10,800	)(d)	(14,156)
Amortization of deferred debt issuance costs	(810)	—	290	(e)	(520)
Net earnings (loss)	5,122	$2,325	$(7,580)		(133)
Less:
Net earnings attributable to predecessor	(1,856)				—
General partner interest in net (earnings) loss	(66)				3

Net earnings (loss) allocable to limited partners	$3,200				$(130)

Net earnings (loss) per limited partners’ unit—basic	$0.44				$(0.02)

Net earnings (loss) per limited partners’ unit—diluted	$0.44				$(0.02)
Weighted average limited partners’ units outstanding—basic	7,283				7,283
Weighted average limited partners’ units outstanding—diluted	7,286				7,283

See accompanying notes to unaudited pro forma combined statement of operations.

TransMontaigne Partners L.P.
Notes to Unaudited Pro Forma Combined Statement of Operations

The accompanying unaudited pro form combined statement of operations and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions.  Therefore, actual results of operations in the future could differ materially from the pro forma results of operations.

Effective December 29, 2006, we acquired from TransMontaigne Inc. a refined product terminal with approximately 2.2 million barrels of aggregate active storage capacity in Brownsville, Texas, twelve refined product terminals along the Mississippi and Ohio rivers with approximately 2.7 million barrels of aggregate active storage capacity, and the Baton Rouge, Louisiana dock facility (collectively, the “Acquired Operations”) for a cash payment of $135 million. The acquisition of the Acquired Operations by us from TransMontaigne Inc has been recorded at carryover basis in a manner similar to a reorganization of entities under common control. Therefore, the results of operations of the Acquired Operations are included in the historical consolidated statement of operations of TransMontaigne Partners L.P. from September 1, 2006 (the date of acquisition by Morgan Stanley Capital Group Inc. of TransMontaigne Inc., including our general partner).  The results of operations of the Acquired Operations for the period January 1, 2006 through August 31, 2006 are presented separately in the accompanying unaudited pro forma combined statement of operations.  The difference between the consideration we paid to TransMontaigne Inc. of $135 million and the carryover basis of the Acquired Operations’ net assets of approximately $139 million has been reflected as an increase to partners’ equity—subordinated units in TransMontaigne Partners L.P. historical consolidated balance sheet at December 31, 2006.

At December 31, 2006, TransMontaigne Inc.’s accounting basis in the assets and liabilities of the acquired operations is preliminary and subject to change pending the completion of an ongoing appraisal of TransMontaigne Inc.’s identifiable tangible and intangible assets. TransMontaigne Inc.’s preliminary basis in the assets and liabilities of the Acquired Operations are as follows:

	December 29, 2006	September 1, 2006
Cash	$15	$15
Trade accounts receivable	—	2,420
Prepaid expenses and other	164	126
Property, plant and equipment	111,621	108,066
Goodwill and other intangible assets, net	26,831	26,934
Other assets, net	10	3
Trade accounts payable	—	(1,221)
Other accrued liabilities	(136)	(520)
Equity	$138,505	$135,823

Pro Forma Adjustments

(a)            During 2006, we executed a terminaling services agreement with Valero Supply and Marketing Company (“Valero”) that became effective on April 1, 2006. Pursuant to the terminaling services agreement, we agreed to provide Valero with light oil storage capacity at certain of our River terminals. Had our terminaling services agreement with Valero been effective as of January 1, 2006, our revenues for the year ended December 31, 2006 would have increased by approximately $1.7 million.

(b)           On December 29, 2006, we executed a terminaling services agreement with TransMontaigne Inc. for the throughput of liquefied petroleum gas (“LPG”) at our Brownsville terminal. TransMontaigne Inc. acquired the LPG facilities on August 22, 2006 from Rio Vista Energy Partners L.P. and Penn Octane Corporation. Had TransMontaigne Inc. acquired the LPG facilities on January 1, 2006 and had our terminaling services agreement with TransMontaigne Inc. been effective as of January 1, 2006, our revenues and direct operating costs and expenses would have increased by approximately $2.2 million and $0.4 million, respectively, for the year ended December 31, 2006.

(c)            Reflects depreciation and amortization expense on the Acquired Operations based on the straight-line method of depreciation over the estimated useful lives of the acquired assets.

(d)           Reflects interest expense at 8.0% on the additional borrowings under our amended and restated senior secured credit facility of $135 million to finance the acquisition of the Acquired Operations.  Should the actual interest rate increase or decrease by 50 basis points, pro forma interest expense would increase or decrease by $675,000 for the year ended December 31, 2006.

(e)            Reflects amortization of the $2.6 million of deferred financing costs to amend and restate our credit facility.